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                                                                     EXHIBIT 5.1

                               [Letterhead SAP AG]


February 14, 2000

SAP Aktiengesellschaft Systeme, Anwendungen,
         Produkte in der Datenverarbeitung
Neurottstrasse 16
69190 Walldorf
Federal Republic of Germany

Form S-8 Registration Statement
Relating to the SAP AG 2000 Long Term Incentive Plan

I am the General Counsel of SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, a stock corporation organized under the laws of the Federal Republic of Germany (the "Company"), and I am familiar with the Company's 2000 Long Term Incentive Plan (the "Plan").

Pursuant to the Plan, certain members of the Company's executive board, certain members of the executive boards of the Company's affiliates (verbundene Unternehmen) and selected senior managers and top performers of the Company and its affiliates (the "Participants") will be entitled, at their option, to: (i) subscribe for options in the form of non-interest bearing convertible bonds, par value Euro 3 each (the "Convertible Bonds"), each of which may be converted into one non-voting preference share, without nominal value, of the Company ("Preference Shares") as provided in the Plan Documents (as defined below); and/or (ii) receive stock options (the "Stock Options"), which may be exercised for Preference Shares as provided in the Plan Documents (as defined below).

This opinion is given in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") pursuant to the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules").

In connection therewith, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the terms applying to the Convertible Bonds (the "Convertible Bond Terms"), (iv) the terms applying to the Stock Options (the "Stock Option Terms"), (v) the Articles of Association (Satzung) of the Company, (vi) an excerpt with respect to the Company from the commercial register at the local court (Amtsgericht) in Heidelberg, (vii) resolutions adopted on January 18, 2000 by the holders of ordinary shares of the Company and the holders of Preference Shares authorizing, among other things, the Plan, the issuance of the Convertible Bonds and the contingent increase of the Company's capital stock of Euro 15,977,871.29 by the issuance of up to 6,250,000 Preference Shares (the "Resolutions"), (viii) the form of grant letter to be delivered to the Participants (the "Grant Letter") and (ix) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. The Convertible Bond Terms, the Stock Option Terms, the Resolutions and the Grant Letter are referred to hereinafter as the "Plan Documents").

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon and subject to the foregoing, I am of the opinion that:


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1.   The Convertible Bonds that may be issued will be, when issued and paid for pursuant to the Plan Documents, valid and binding obligations of the Company and enforceable against the Company in accordance with their terms, except that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

2. The Preference Shares that may be issued (i) upon conversion of the options in the form of Convertible Bonds and (ii) upon exercise of the Stock Options, will be, when issued and paid for upon such conversion or exercise, as the case may be, pursuant to the Plan Documents, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.


This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without my express prior written permission.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,


/s/ Michael Junge


Michael Junge
General Counsel
Head of Legal Department